Exhibit 99.7

LORAL SKYNET CORPORATION SECOND QUARTER 2007 FINANCIAL STATEMENTS

(UNAUDITED)

LORAL SKYNET CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$14,736	$16,032
Accounts receivable, net	12,188	11,734
Inventories	1,050	552
Prepaid insurance	3,011	5,636
Foreign exchange contracts	59,722	—
Available for sale securities	9,717	16,260
Other current assets	11,612	4,622

Total current assets	112,036	54,836
Property, plant and equipment, net	464,455	451,437
Investments in affiliates	95,630	100,271
Goodwill	72,676	85,933
Intangible assets, net	53,243	57,618
Other assets	8,285	8,147

Total assets	$806,325	$758,242

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$5,339	$6,896
Accrued employment costs	4,929	7,058
Customer advances	8,830	8,664
Income taxes payable	3,017	1,331
Accrued interest and preferred dividends	20,714	20,097
Other current liabilities	244	6,476
Due to related parties	64,695	32,959

Total current liabilities	107,768	83,481
Pension and other postretirement liabilities	19,066	18,186
Long-term debt	128,024	128,084
Transponder repurchase obligations	22,604	21,285
Fair value adjustments for customer contracts	12,068	15,225
Long-term liabilities	37,575	32,447

Total liabilities	327,105	298,708
Shareholder’s equity:
Intercompany investment	289,160	289,160
Series A preferred stock	225,343	214,256
Accumulated deficit	(43,843)	(56,402)
Accumulated other comprehensive income	8,560	12,520

Total shareholder’s equity	479,220	459,534

Total liabilities and shareholder’s equity	$806,325	$758,242

See Notes to Condensed Consolidated Financial Statements.

LORAL SKYNET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues from satellite services	$35,354	$37,919	$68,974	$74,040
Cost of satellite services	25,782	23,200	50,793	47,434
Selling, general and administrative expenses	12,105	13,996	24,888	27,256

Operating profit (loss)	(2,533)	723	(6,707)	(650)
Interest and investment income	2,713	424	2,894	854
Interest expense	(3,058)	(5,132)	(6,292)	(10,326)
Unrealized gain on foreign exchange contracts	61,508	—	65,472	—
Other income (expense), net	132	(426)	179	583

Income (loss) before income taxes and equity losses in affiliates	58,762	(4,411)	55,546	(9,539)
Income tax provision	(21,534)	(630)	(23,683)	(1,422)

Income (loss) before equity losses in affiliates	37,228	(5,041)	31,863	(10,961)
Equity losses in affiliates	(2,323)	(1,831)	(4,641)	(3,017)

Net income (loss)	$34,905	$(6,872)	$27,222	$(13,978)

See Notes to Condensed Consolidated Financial Statements.

LORAL SKYNET CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2007	2006
Operating activities:
Net income (loss)	$27,222	$(13,978)
Non-cash operating items	(16,289)	24,060
Changes in operating assets and liabilities:
Accounts receivable, net	(374)	(513)
Inventories	(498)	(259)
Due to (from) related parties	6,048	2,766
Prepaid insurance	2,625	4,803
Other current assets and other assets	(706)	1,476
Accounts payable	(8,336)	(4,662)
Accrued expenses and other current liabilities	(2,611)	7,794
Customer advances	166	(811)
Income taxes payable	1,686	(712)
Pension and other postretirement liabilities	780	1,615
Long-term liabilities	213	3,443
Other	(60)	(52)

Net cash provided by operating activities	9,866	24,970

Investing activities:
Capital expenditures	(31,436)	(22,396)
Proceeds received from the disposition of an orbital slot	—	5,742
Proceeds from the sale of available for sale securities	2,505	—
Increase in restricted cash in escrow	(5,962)	(657)

Net cash used in investing activities	(34,893)	(17,311)

Financing activities:
Proceeds from loan from Parent	25,500	—
Preferred dividends	(1,769)	—

Net cash provided by financing activities	23,731	—

Net (decrease) increase in cash and cash equivalents	(1,296)	7,659
Cash and cash equivalents—beginning of period	16,032	39,715

Cash and cash equivalents—end of period	$14,736	$47,374

See Notes to Condensed Consolidated Financial Statements.

LORAL SKYNET CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Principal Business

Loral Skynet Corporation (together with its subsidiaries, “Loral Skynet,” or the “Company”) is a leading satellite communications company with substantial activities in satellite-based communications services. The Company is a wholly owned subsidiary of Loral Space & Communications Inc. (“Loral”). Loral was formed to succeed the business conducted by its predecessor, Loral Space & Communications Ltd. (“Old Loral”). Old Loral, together with its subsidiaries, including Loral Skynet, emerged from chapter 11 of the federal bankruptcy laws on November 21, 2005 (the “Effective Date”).

Prior to the Effective Date, Old Loral’s satellite-based communications services business was conducted by Loral Orion, Inc. (“Loral Orion”) and Loral SpaceCom Corporation (“Loral SpaceCom”) and their subsidiaries (together, “Old Skynet”). On the Effective Date, the assets of this business were all combined into and under Loral Orion, Inc., which on that date changed its name to Loral Skynet Corporation.

The terms, “Loral Skynet,” the “Company,” “we,” “our” and “us,” when used in this report with respect to the period prior to our emergence, are references to Old Skynet, and when used with respect to the period commencing after our emergence, are references to Loral Skynet. These references include the subsidiaries of Old Skynet or Loral Skynet, as the case may be, unless otherwise indicated or the context otherwise requires.

The term, “Loral” when used in this report with respect to the period prior to Loral’s emergence, are references to Old Loral, and when used with respect to the period commencing after Loral’s emergence, are references to Loral. These references include the subsidiaries of Old Loral or Loral, as the case may be, unless otherwise indicated or the context otherwise requires.

Loral Skynet has one reportable segment, Satellite Services, and operates a global fixed satellite services business. Loral Skynet leases transponder capacity to commercial and government customers for video distribution and broadcasting, high-speed data distribution, Internet access and communications, as well as provides managed network services to customers using a hybrid satellite and ground-based system. Loral Skynet has four in-orbit satellites and has one satellite under construction at Space Systems/Loral, Inc. (“SS/L”), a subsidiary of Loral. It also provides professional services to other satellite operators such as fleet operating services.

2.    Bankruptcy Filings and Reorganization

Bankruptcy Filings

On July 15, 2003, Old Loral and certain of its subsidiaries (the “Debtor Subsidiaries” and collectively with Old Loral, the “Debtors”), including Loral Space & Communications Holdings Corporation (formerly known as Loral Space & Communications Corporation), Loral SpaceCom, SS/L and Loral Skynet, filed voluntary petitions for reorganization under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Lead Case No. 03-41710 (RDD), Case Nos. 03-41709 (RDD) through 03-41728 (RDD)) (the “Chapter 11 Cases”). Also on July 15, 2003, Old Loral and one of its Bermuda subsidiaries (the “Bermuda Group”) filed parallel insolvency proceedings in the Supreme Court of Bermuda (the “Bermuda Court”), and, on that date, the Bermuda Court entered an order appointing certain partners of KPMG as Joint Provisional Liquidators (“JPLs”) in respect of the Bermuda Group.

The Debtors emerged from Chapter 11 on November 21, 2005 pursuant to the terms of their fourth amended joint plan of reorganization, as modified (the “Plan of Reorganization”). The Plan of Reorganization had

previously been confirmed by order (the “Confirmation Order”) of the Bankruptcy Court entered on August 1, 2005. Pursuant to the Plan of Reorganization, among other things, the business and operations of Old Loral were transferred to Loral, and Loral Skynet emerged intact as a separate subsidiary of the reorganized Loral.

Certain appeals (the “Appeals”) filed by Old Loral shareholders acting on behalf of the self-styled Loral Stockholders Protective Committee (“LSPC”) seeking, among other things, to revoke the Confirmation Order and to rescind the approval of the Federal Communications Commission (“FCC”) of the transfer of our FCC licenses from Old Loral to Loral remain outstanding. We believe that these Appeals are completely without merit and will not have any effect on the completed reorganization (see Note 11).

3.    Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules of the Securities and Exchange Commission (“SEC”) and, in our opinion, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results of operations, financial position and cash flows as of the balance sheet dates presented and for the periods presented. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) have been condensed or omitted pursuant to SEC rules. We believe that the disclosures made are adequate to keep the information presented from being misleading. The results of operations for the three and six months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year.

Loral charges Loral Skynet for expenses incurred for the benefit of Loral Skynet. These expenses include benefits administrative services, tax administration services, audit fees, internal audit and treasury services. Loral also allocates corporate management expenses to Loral Skynet using a fixed formula based on certain factors, including relative revenues, payroll and properties of Loral Skynet to that of total Loral. Management believes such allocations are reasonable. However, the associated expenses recorded by the Company in the accompanying condensed consolidated statements of operations may not be indicative of the actual expenses that would have been incurred had the Company been operating as a separate, stand-alone company for the periods presented.

The December 31, 2006 balance sheet has been derived from the audited consolidated financial statements at that date. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2006 and 2005 and for the year ended December 31, 2006, the period from October 2, 2005 to December 31, 2005, the period from January 1, 2005 to October 1, 2005 and the year ended December 31, 2004.

Cash and Cash Equivalents and Short-term Investments

Cash and Cash Equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less. As of June 30, 2007, the Company had $23.7 million of cash and restricted cash, of which $9 million is in the form of restricted cash ($8.2 million included in other current assets and $ 0.8 million included in other assets on our condensed consolidated balance sheet). As of December 31, 2006, the Company had $19.0 million of cash and restricted cash, of which $3.0 million is in the form of restricted cash ($2.2 million included in other current assets and $0.8 million included in other assets on our condensed consolidated balance sheet).

Concentration of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents, foreign exchange contracts, accounts receivable and advances to affiliates (see Note 7). Our cash and cash equivalents are maintained with high-credit-quality financial institutions. Historically, our customers include large multinational corporations for which the creditworthiness was generally substantial. Management believes that its credit evaluation, approval and monitoring processes combined with contractual billing arrangements provide for effective management of potential credit risks with regard to our current customer base.

Available-for-sale securities

Investments in publicly traded common stock are classified as available-for-sale, and are recorded at fair value, with the resulting unrealized gain or loss excluded from net loss and reported as a component of other comprehensive loss until realized (see Notes 4 and 7).

Income Taxes

Effective January 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For benefits to be recognized in the financial statements, a tax position must be more-likely-than-not to be sustained upon examination by the taxing authorities based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based upon our analysis, the cumulative effects of adopting FIN 48 have been recorded as an increase of $1.2 million to accumulated deficit, an increase of $6.5 million to goodwill, an increase of $0.1 million to deferred income tax assets, a decrease of $4.2 million to deferred income tax liabilities and an increase of $12.0 million to long-term liabilities. As of January 1, 2007, we had unrecognized tax benefits relating to uncertain tax positions of $13.5 million. We do not anticipate material changes to this liability for the next twelve months, other than additional accruals for interest.

The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense on a quarterly basis. As of January 1, 2007, we had accrued approximately $2 million and $1.2 million for the payment of potential tax-related interest and penalties, respectively.

With few exceptions, the Company is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for years prior to 2003. Earlier years related to certain foreign jurisdictions remain subject to examination. Various state and foreign income tax returns are currently under examination. For 2007, other current assets includes approximately $5.9 million for the purchase of a Tax Reserve Certificate in Hong Kong, which was required in order for the Company to pursue its right to appeal certain tax assessments. While we intend to contest any future tax assessments for uncertain tax positions, no assurance can be provided that we would ultimately prevail.

The liability for uncertain tax positions is included in long-term liabilities in the condensed consolidated balance sheet as of June 30, 2007. For the three and six months ended June 30, 2007, we increased our FIN 48 liability for uncertain tax positions by $0.4 million and $0.7 million, respectively, for potential additional interest and penalties. As of June 30, 2007, we had accrued approximately $2.7 million and $1.2 million for the payment of potential tax-related interest and penalties, respectively. If our positions are sustained by the taxing authorities, approximately $7.9 million would be treated as a reduction of goodwill and $1.9 million would reduce the Company’s effective tax rate. There were no significant changes to our uncertain tax positions during the six months ended June 30, 2007.

Prior to adopting FIN 48, our policy was to maintain tax contingency liabilities for potential audit issues. The tax contingency liabilities were based on our estimate of the probable amount of additional taxes that may be due in the future. Any additional taxes due would be determined only upon completion of current and future federal, state and international tax audits. At December 31, 2006, we had $3 million of tax contingency liabilities included in long-term liabilities.

The income tax provision was $21.5 million and $23.7 million on a pre-tax income of $58.8 million and $55.5 million for the three and six months ended June 30, 2007, respectively, as compared to $0.6 million and $1.4 million on a pre-tax loss of $4.4 million and $9.5 million for the three and six months ended June 30, 2006, respectively. The increase in our provision for 2007 is primarily attributable to a provision of $19.9 million on income for the three and six months ended June 30, 2007; an additional valuation allowance of $1.1 million and $2.6 million for the three and six months ended June 30, 2007, respectively, required as a result of having reversed $1.1 million and $2.6 million of deferred tax liabilities from accumulated other comprehensive income during the three and six months ended June 30, 2007, respectively; and an increase in tax contingency reserves in 2007 in accordance with FIN 48. This increase was partially offset by lower foreign income taxes in 2007, primarily in Brazil as a result of the termination of a customer lease contract in late 2006.

During 2007 and 2006, we maintained a 100% valuation allowance against our net deferred tax assets except with regard to our deferred tax assets related to AMT credit carryforwards. We will continue to maintain the valuation allowance until sufficient positive evidence exists to support its reversal. If, in the future, we were to determine that we will be able to realize all or a portion of the benefit from our deferred tax assets, a reduction to the valuation allowance as of October 1, 2005 will first reduce goodwill, then other intangible assets with any excess treated as an increase to paid-in-capital. For the three and six months ended June 30, 2007, we utilized the benefits from approximately $19.8 million of deferred tax assets from Old Skynet to reduce our cash tax liability imposed on current year income, which created an excess valuation allowance of $19.8 million that was reversed as a reduction to goodwill.

Pensions and Other Employee Benefits

The following table provides the components of net periodic benefit cost for our qualified and supplemental retirement plans (the “Pension Benefits”) and health care and life insurance benefits for retired employees and dependents (the “Other Benefits”) (in thousands):

	Pension Benefits		Other Benefits
	Three Months Ended June 30,		Three Months Ended June 30,
	2007	2006	2007	2006
Service cost	$290	$525	$52	$75
Interest cost	262	225	145	150
Expected return on plan assets	(195)	(175)	—	—
Amortization of prior service credits and net actuarial gain	(20)	—	(30)	—

	$337	$575	$167	$225

	Pension Benefits		Other Benefits
	Six Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Service cost	$580	$1,050	$104	$150
Interest cost	524	450	290	300
Expected return on plan assets	(390)	(350)	—	—
Amortization of prior service credits and net actuarial gain	(40)	—	(60)	—

	$674	$1,150	$334	$450

Effective July 1, 2006, the Loral pension plans were amended to standardize the future benefits earned at all Loral locations. These amendments did not change any benefits earned through June 30, 2006. As a result of the amendments, all Loral locations now have a career average plan that requires a contribution in order to receive the highest level of benefits. All current participants now earn future benefits under the same formula and have the same early retirement provisions. The amendments did not apply to certain Loral Skynet employees under a bargaining unit arrangement. Additionally, employees hired after June 30, 2006, do not participate in the defined benefit pension plan, but participate in Loral’s defined contribution savings plan with an enhanced benefit.

Additional Cash Flow Information

The following represents non-cash activities and supplemental information to the condensed consolidated statements of cash flows (in thousands):

	Six Months Ended June 30,
	2007	2006
Non-cash operating items:
Equity losses in affiliates	$4,641	$3,017
(Recoveries of) provision for bad debts on billed receivables	(80)	540
Deferred taxes	20,925	—
Depreciation and amortization	26,415	21,692
Adjustment to revenue straightlining assessment	(401)	(356)
Stock option compensation	188	316
Non-cash gain on foreign exchange transactions	(65,472)	—
Gain on disposition of available for sale securities	(2,505)	—
Net gain on the disposition of an orbital slot	—	(1,149)

Net non-cash operating items	$(16,289)	$24,060

Non-cash financing activities:
Issuance of preferred stock as payment for dividend	$11,087	$—

Supplemental information:
Capital expenditures incurred not yet paid	$6,779	$274

Interest paid	$8,820	$197

Taxes paid, net of refunds	$391	$2,036

New Accounting Pronouncements

SFAS 157

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), to define fair value, establish a framework for measuring fair value in accordance with U.S. GAAP and expand disclosures about fair value measurements. SFAS 157 requires quantitative disclosures using a tabular format in all periods (interim and annual) and qualitative disclosures about the valuation techniques used to measure fair value in all annual periods. We are required to adopt the provisions of this statement as of January 1, 2008. We are currently evaluating the impact of adopting SFAS 157.

SFAS 159

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for us on January 1, 2008 and we are currently evaluating the impact of adopting SFAS 159.

EITF 06-3

In June 2006, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-3”). ETIF 06-3 addresses the income statement presentation as to recording the various governmental taxes collected from customers during the normal course of doing business and indicates that presentation on a gross basis or net basis is an accounting policy decision. In addition, for any such taxes that are recorded on a gross basis, an entity should disclose the amount of those taxes in each period for which an income statement is presented. The guidance in EITF 06-3 is effective for interim and annual reporting periods beginning after December 15, 2006. The Company adopted EITF 06-3 on January 1, 2007 and its accounting policy, consistent with prior practice is to reflect taxes collected from customers and to be remitted to government authorities on a gross basis. Taxes collected from customers and remitted to government authorities amounted to $ 174,000 and $89,000 for the three months ended June 30, 2007 and 2006, respectively and $339,000 and $151,000 for the six months ended June 30, 2007 and 2006, respectively.

4.     Comprehensive Income (Loss)

The components of comprehensive income (loss) are as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income (loss)	$34,905	$(6,872)	$27,222	$(13,978)
Cumulative translation adjustment	29	97	59	137
Amortization of prior service credits and net actuarial gains, net of taxes	(30)	—	(60)	—
Unrealized loss on available-for-sale securities, net of taxes	(142)	—	(2,483)	—
Less: Reclassification adjustment for gains included in net income	(1,476)	—	(1,476)	—

Comprehensive income (loss)	$33,286	$(6,775)	$23,262	$(13,841)

5.     Financial Instruments and Foreign Currency

Derivatives

On December 16, 2006, a joint venture company (“Acquireco”) formed by Loral and Public Sector Pension Investment Board (“PSP”) entered into a share purchase agreement with BCE Inc. and Telesat Canada for the acquisition of all the shares of Telesat Canada and certain other assets for CAD 3.25 billion (“Telesat Transaction”) (see Note 11). As part of the transaction, the acquisition company received financing commitments from a syndicate of banks for $2.209 billion of senior secured credit facilities and $910 million of a senior unsecured bridge facility (assuming an exchange rate of $1.00/CAD 1.0654 as of June 30, 2007). The purchase price of Telesat Canada is in Canadian dollars, while most of the debt financing is in U.S. dollars. Accordingly, to insulate themselves from Canadian dollar versus US dollar fluctuations, Loral and PSP have entered into financial commitments to lock in exchange rates to convert some of the U.S. dollar denominated debt proceeds to Canadian dollars. To mitigate these risks, Loral entered into several transactions through its Loral Skynet subsidiary, pursuant to which Loral Skynet assumed certain exposures that would arise if the Telesat Canada acquisition does not close and the currency transactions are unwound. Any unrealized gain or loss on these transactions as a result of marking these investments to market, is recognized in the statement of operations and will be offset by a corresponding decrease or increase in the US dollar purchase price equivalent to be paid to BCE by New Telesat.

A summary of these transactions is as follows:

1) In December 2006, Loral Skynet entered into a currency basis swap with a single bank counterparty converting $1.054 billion of U.S. debt into CAD 1.224 billion of Canadian debt for a seven year period beginning December 17, 2007. This debt amortizes 1% per year with a final maturity of December 17, 2014. No cash payment was made by Loral Skynet to the counterparty for entering into this transaction. This agreement can be closed at any point prior to December 17, 2007 by simply moving all the terms forward to the closing date of the Telesat Canada acquisition without affecting terms. This agreement is assignable to the Canadian borrowing company on or prior to closing of the credit transaction. Loral Skynet’s liability under this agreement shall not exceed $10 million in the event of an early termination of this agreement resulting from an event of default or termination event. For the three and six months ended June 30, 2007, Loral Skynet recorded a gain of $5.9 million and $3.6 million respectively, reflecting the change in the fair value of the swap. Included in foreign exchange contracts is $1.2 million as of June 30, 2007 and $2.4 million in other current liabilities as of December 31, 2006, reflecting the fair value of the swap.

2) In December 2006, Loral Skynet entered into forward foreign currency contracts with a single bank counterparty selling $497.4 million for CAD 570.1 million ($1.00/CAD 1.1461) with a settlement date of December 17, 2007. In January 2007, Loral Skynet entered into additional forward foreign currency contracts with the same single bank counterparty selling $200.0 million for CAD 232.8 million ($1.00/CAD 1.1512) with a settlement date of December 17, 2007. No cash payments were made by Loral Skynet to the single bank counterparty for entering into these transactions. These agreements can be rolled forward to the closing date of the Telesat Canada acquisition with an adjustment in the exchange rate. These agreements are assignable to the Canadian borrowing company on or prior to closing of the credit transaction. For the three and six months ended June 30, 2007, Loral Skynet recorded a gain of $55.6 million and $61.9 million, respectively, reflecting the change in the fair value of the forward contracts. As of June 30, 2007, foreign exchange contracts include $58.6 million reflecting a mark-to-market exchange rate of $1.00/CAD 1.0654. As of December 31, 2006, other current liabilities include $3.3 million reflecting a mark-to-market exchange rate of $1.00/CAD 1.1539. If the forward contracts were not used for the Telesat Canada transaction and had to be terminated, Loral Skynet could have a gain or loss on the termination depending upon the exchange rate at termination. Under the forward foreign currency contracts, Loral Skynet limited its maximum liability under these agreements to a maximum of $107.5 million in the event of an early termination of these agreements resulting from an event of default or termination.

As detailed above, Loral Skynet assumed up to $117.5 million of liability exposure which would arise only if the Telesat transaction does not close and the exchange rate moves against our position at the time we are required to settle these derivatives. Since these transactions were entered into, the Canadian dollar has strengthened and through June 30, 2007, Loral Skynet has a cumulative unrealized gain of $59.8 million associated with these foreign exchange derivative transactions. If the Telesat transaction does not close and we had to settle these trades, there would need to be a weakening in the Canadian dollar from the June 30, 2007 exchange rate of US$1.00/CAD 1.0654, of approximately 8% to eliminate our gains and in excess of 20%, for Loral Skynet to reach its full liability exposure.

6.    Property, Plant and Equipment

	June 30, 2007	December 31, 2006
	(In thousands)
Land and land improvements	$734	$734
Buildings	4,343	4,040
Leasehold improvements	625	599
Satellites in-orbit, including satellite transponder rights of $136.7 million	393,849	393,849
Satellites under construction	114,570	77,396
Earth stations	18,509	18,140
Equipment, furniture and fixtures	14,847	14,650
Other construction in progress	913	873

	548,390	510,281
Accumulated depreciation and amortization	(83,935)	(58,844)

	$464,455	$451,437

Depreciation and amortization expense for property, plant and equipment was $12.5 million and $11.5 million for the three months ended June 30, 2007 and 2006, respectively and $25.2 million and $23.0 million for the six months ended June 30, 2007 and 2006, respectively. Accumulated depreciation and amortization as of June 30, 2007 and December 31, 2006 includes $25.8 million and $16.7 million, respectively, related to satellite transponders where Loral has the rights to transponders for the remaining life of the related satellite.

Costs incurred in connection with the construction and successful deployment of our satellites and related equipment are capitalized. Such costs include direct contract costs, allocated indirect costs, launch costs, launch and in-orbit test insurance and construction period interest. Capitalized interest related to the construction of satellites were $3.5 million and $0.3 million for the three months ended June 30, 2007 and 2006, respectively, and $6.5 million and $0.3 million for the six months ended June 30, 2007 and 2006, respectively.

7.    Investment in and Advances to Affiliates

Investment in and advances to affiliates consists of (in thousands):

	June 30, 2007	December 31, 2006
XTAR equity investment	$95,630	$100,271

Equity losses in affiliates consists of (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
XTAR	$(2,323)	$(1,831)	$(4,641)	$(3,017)

XTAR

We own 56% of XTAR, L.L.C. (“XTAR”), a joint venture between us and Hisdesat Servicios Estrategicos, S.A. (“Hisdesat”) of Spain. We account for our investment in XTAR under the equity method since we do not control certain of its significant operating decisions. Our interest in XTAR will be retained by Loral and not transferred as part of the Telesat Transaction (see Note 11).

XTAR and Loral Skynet have entered into agreements whereby Loral Skynet provides to XTAR (i) certain selling, general and administrative services, (ii) telemetry, tracking and control services for the XTAR satellite, (iii) transponder engineering and regulatory support services as needed and (iv) satellite construction oversight services. XTAR is currently not making payments under the agreements. We have agreed to defer amounts due from XTAR until March 31, 2008 and we have not recognized any revenue associated with providing these services to XTAR.

XTAR is currently not making payments under its lease agreement with Hisdesat. Hisdesat has agreed to defer amounts due from XTAR until March 31, 2008.

In connection with the Launch Services Agreement entered into between XTAR and Arianespace, S.A. (“Arianespace”) providing for launch of its satellite on Arianespace’s Ariane 5 ECA launch vehicle, Arianespace provided a one-year, $15.8 million, 10% interest paid-in-kind (i.e., paid in additional debt) loan for a portion of the launch price, secured by certain of XTAR’s assets, including the XTAR-EUR satellite, ground equipment and rights to the orbital slot. The remainder of the launch price consists of a revenue-based fee to be paid over time by XTAR. Through a series of amendments to the loan agreement, XTAR and Arianespace agreed to extend the maturity date of the loan to September 30, 2007. As part of these amendments, XTAR agreed to make scheduled and excess cash payments, as well as foregoing the ability to incur secured debt with the Arianespace collateral. As of June 30, 2007, $0.6 million was outstanding under the Arianespace loan and the loan was paid in full on July 6, 2007.

The following table presents summary financial data for XTAR (in millions):

Statement of Operations Data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$4.6	$3.8	$9.3	$7.2
Operating loss	(3.8)	(2.2)	(7.4)	(3.4)
Net loss	(4.1)	(3.3)	(8.3)	(5.4)

Balance Sheet Data:

	June 30, 2007	December 31, 2006
Current assets	$6.6	$6.4
Total assets	127.4	132.1
Current liabilities	22.4	20.1
Long-term liabilities	34.4	33.1
Members’ equity	70.6	78.9

Other

On April 14, 2004, Globalstar, L.P. announced the completion of its financial restructuring following the formal acquisition of its main business operations and assets by Thermo Capital Partners LLC (“Thermo”), effectively resulting in Globalstar, L.P. exiting from bankruptcy. Thermo invested $43 million in the newly formed Globalstar company (“Globalstar Inc.”) in exchange for an 81.25% equity interest, with the remaining 18.75% of the equity distributed to the creditors of Globalstar, L.P. Our share of the equity interest was approximately 2.7% of Globalstar Inc., to which we assigned no value at the time. On November 2, 2006, Globalstar, Inc., completed an initial public offering, at which time we owned 1,609,896 shares of Globalstar, Inc. We had agreed not to sell 70% of our Globalstar Inc. holdings for at least 180 days following the completion of its offering. As of May 5, 2007, the lock-up was no longer in effect. For the three and six months ended June 30, 2007, we received and recorded a gain of $2.5 million (included in interest and investment income in the condensed consolidated statements of operations) for the sale of 230,086 shares of Globalstar stock. As of June 30, 2007, we owned 938,848 shares of Globalstar, Inc. which are accounted for as available-for-sale securities. Unrealized gains on these shares were $9.7 million, net of taxes as of June 30, 2007.

8.    Goodwill and Other Intangible Assets

Goodwill

Goodwill was established in connection with our adoption of fresh-start accounting on October 1, 2005. Effective January 1, 2007, we adopted FIN 48. The cumulative effects of adopting FIN 48 has resulted in the Company recording an increase of $6.5 million to goodwill as adjusted in June 2007, offset by a reduction to goodwill of $19.8 million during the three months ended June 30, 2007, as a result of the reversal of an excess valuation allowance (see “Income Taxes” in Note 3), as follows (in thousands):

Goodwill — December 31, 2006	$85,933
Cumulative effect of adopting FIN 48 (see Note 3)	6,548
Reversal of excess valuation allowance on deferred tax assets	(19,805)

Goodwill — June 30, 2007	$72,676

Other Intangible Assets

Other Intangible Assets were established in connection with our adoption of fresh-start accounting and consists of the following (in millions, except years):

	Weighted Average Remaining Amortization Period (Years)	June 30, 2007		December 31, 2006
		Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Orbital slots	9	$10.8	$(2.6)	$10.8	$(1.8)
Trade names	18	4.0	(0.4)	4.0	(0.3)
Customer relationships	13	20.0	(2.3)	20.0	(1.7)
Customer contracts	8	33.0	(10.9)	33.0	(8.3)
Other intangibles	3	2.7	(1.1)	2.7	(0.8)

		$70.5	$(17.3)	$70.5	$(12.9)

Total amortization expense for intangible assets was $2.2 million and $2.5 million for the three months ended June 30, 2007 and 2006, respectively, and $4.4 million and $5.1 million for the six months ended June 30, 2007 and 2006, respectively. Annual amortization expense for intangible assets for the five years ending December 31, 2011 is estimated to be as follows (in millions):

2007	$8.6
2008	7.5
2009	6.2
2010	5.0
2011	4.9

In connection with our adoption of fresh-start accounting, we recorded fair value adjustments of $30.0 million relating to customer contracts that are classified separately on our condensed consolidated balance sheet. Net amortization of these fair value adjustments as a credit to income was $1.5 million and $3.2 million for the three months ended June 30, 2007 and 2006, respectively and $3.2 million and $6.5 million for the six months ended June 30, 2007 and 2006, respectively.

9.     Debt

The Company’s debt consists of:

	June 30, 2007	December 31, 2006
	(In thousands)
Loral Skynet 14.0% senior secured notes due 2015 (principal amount $126 million)	$128,024	$128,084

    Loral Skynet Notes

On November 21, 2005, pursuant to the Plan of Reorganization, Loral Skynet issued $126 million principal amount of 14% Senior Secured Cash/PIK Notes due 2015 (the “Loral Skynet Notes”) under an Indenture, dated as of November 21, 2005 (the “Indenture”), which notes are guaranteed on a senior secured basis by our subsidiary Loral Asia Pacific Satellite (HK) Limited and all of Loral Skynet’s existing domestic, wholly-owned subsidiaries. Prior to November 22, 2009, we may redeem the notes at a redemption price of 110% plus accrued and unpaid interest (see below). After this period, the notes are redeemable at our option at a redemption price of 110%, declining over time to 100% in 2014, plus accrued and unpaid interest. The Loral Skynet Notes bear interest at a rate of 14% per annum payable in cash semi-annually, except that interest will be payable in-kind to the extent that the amount of such interest would exceed certain adjusted EBITDA calculations for Loral Skynet, as detailed in the Indenture.

At June 30, 2007, accrued interest on the Loral Skynet Notes was $8.2 million and is included in accrued interest and preferred dividends on our condensed consolidated balance sheet. Interest costs related to these notes was $4.5 million for both the three months ended June 30, 2007 and 2006 and $8.9 million for both the six months ended June 30, 2007 and 2006. Loral Skynet paid cash of $8.8 million for accrued interest on the Loral Skynet Notes on January 15, 2007 and July 16, 2007, respectively.

The limitations contained in the Indenture impose restrictions on our operations and limit our ability to enter into financial transactions that we may wish to pursue. These restrictions will affect, and in many respects limit, among other things, Loral Skynet’s and its subsidiaries’ ability to pay dividends, make investments, sell assets, make loans, repurchase equity interests or engage in mergers or other like transactions.

The redemption of the Loral Skynet Notes is a condition to the consummation of our transfer of Loral Skynet’s assets to New Telesat (see Notes 11 and 13). Certain holders of Loral Skynet Notes have commenced litigation with respect to the redemption of the Loral Skynet Notes (see Note 11).

10.    Shareholder’s Equity

In accordance with the Plan of Reorganization, Loral Skynet issued to Loral 140 shares of its 1,000 authorized shares of common stock, par value $0.01 per share (the “Common Stock”).

On November 21, 2005, Loral Skynet issued 1.0 million of its 2.0 million authorized shares of series A 12% non-convertible preferred stock, $0.01 par value per share (the “Loral Skynet Preferred Stock”), which were distributed in accordance with the Plan of Reorganization. The issued shares were distributed to holders of allowed claims in Orion Class 4, as such term is used in the Plan of Reorganization. Dividends on the Loral Skynet Preferred Stock (if not paid or accrued as permitted under certain circumstances) will be payable in kind (in additional shares of Loral Skynet Preferred Stock) if the amount of any dividend payment would exceed certain thresholds.

Loral Skynet may, at its option, redeem any or all issued and outstanding shares of the Loral Skynet Preferred Stock by paying, in cash, a redemption price for each share of Loral Skynet Preferred Stock equal to the sum of (i) the liquidation preference and (ii) an amount equal to any unpaid accumulated dividends not reflected in the liquidation preference.

The Loral Skynet Preferred Stock is reflected as a component of shareholder’s equity on our condensed consolidated balance sheet and we have accrued dividends of $6.8 million and $6.0 million for the three months ended June 30, 2007 and 2006, respectively, and $13.5 million and $12.0 million for the six months ended June 30, 2007 and June 30, 2006, respectively. On January 12, 2007, Loral Skynet paid a dividend on its Loral Skynet Preferred Stock of $12.86 million, which covered the period from July 14, 2006 through January 11, 2007. The dividend consisted of $1.77 million in cash and $11.09 million through the issuance of 55,434 additional shares of Loral Skynet Preferred Stock. At June 30, 2007, 1,126,715 shares of Loral Skynet Preferred Stock, with a carrying value of $225.3 million, were issued and outstanding. On July 13, 2007 Loral Skynet paid a dividend on its Loral Skynet Preferred Stock of $13.5 million, which covered the period from January 15, 2007 through July 15, 2007. The dividend consisted of $1.26 million in cash and $12.26 million through the issuance of 61,282 additional shares of Loral Skynet Preferred Stock.

11.    Commitments and Contingencies

    Financial Matters

Loral Skynet has in the past entered into prepaid leases, sales contracts and other arrangements relating to transponders on its satellites. Under the terms of these agreements, as of June 30, 2007, Loral Skynet continues to provide for a warranty for periods of two to eight years for sales contracts and other arrangements (seven transponders), and prepaid leases (two transponders). Depending on the contract, Loral Skynet may be required to replace transponders which do not meet operating specifications. Substantially all customers are entitled to a refund equal to the reimbursement value if there is no replacement, which is normally covered by insurance. In the case of the sales contracts, the reimbursement value is based on the original purchase price plus an interest factor from the time the payment was received to acceptance of the transponder by the customer, reduced on a straight-line basis over the warranty period. In the case of prepaid leases, the reimbursement value is equal to the unamortized portion of the lease prepayment made by the customer. For other arrangements, in the event of transponder failure where replacement capacity is not available on the satellite, one customer is not entitled to reimbursement, and the other customer’s reimbursement value is based on contractually prescribed amounts that decline over time.

    Telesat Canada Transaction

On December 16, 2006, Acquireco, a company formed by Loral and its Canadian partner, PSP entered into a definitive agreement with BCE Inc. and Telesat Canada to acquire 100% of the stock of Telesat Canada and certain other assets from BCE Inc. for CAD 3.25 billion (approximately $3.05 billion based on an exchange rate of $1.00/CAD 1.0654 as of June 30, 2007), which purchase price is not subject to adjustment for Telesat Canada’s performance during the pre-closing period (the “Telesat Transaction”). Under the terms of this purchase agreement, Telesat Canada’s business is, subject to certain exceptions, being operated entirely for Acquireco’s benefit beginning from December 16, 2006. Telesat Canada is the leading satellite services provider in Canada and earns its revenues principally through the provision of broadcast and business network services over eight in-orbit satellites. This transaction is subject to various closing conditions, including approvals of the relevant Canadian and U.S. government authorities, and is expected to close in the third quarter of 2007. Loral and PSP have agreed to guarantee 64% and 36%, respectively, of Acquireco’s obligations under the Telesat share purchase agreement, up to CAD 200 million.

At the time of, or following the Telesat Canada acquisition, substantially all of Loral Skynet’s assets and related liabilities are expected to be transferred to a subsidiary of Acquireco at an agreed upon enterprise valuation, subject to downward adjustment under certain circumstances (the “Skynet Transaction”). This subsidiary will be combined with Telesat Canada and the resulting new entity (“New Telesat”) will be a Canadian company that will be headquartered in Ottawa.

PSP has agreed to contribute up to CAD 595.8 million in cash to the parent company of Acquireco (“Holdings”), of which $150 million (or CAD 159.8 million based on an exchange rate of $1.00/CAD 1.0654 as of June 30, 2007) will be for the purchase of a Holdings fixed rate senior non-convertible mandatorily redeemable preferred stock.

Loral and PSP have arranged for Holdings to obtain $3.1 billion of committed debt financing from a group of financial institutions, of which up to approximately $2.8 billion is available to fund the purchase price of the Telesat Canada acquisition, if the acquisition were to close simultaneously with the Skynet Transaction, and $2.4 billion in the event the Skynet Transaction is delayed. The remainder of the debt facilities would be available to fund New Telesat’s post-closing capital expenditures and other requirements, including in the case of a delayed Skynet Transaction, up to $386 million to fund a redemption of Loral Skynet’s preferred stock and senior notes upon closing of the Skynet Transaction.

At closing of the Telesat Canada acquisition, assuming a simultaneous closing of the Skynet Transaction, Loral will hold equity interests in Holdings, the ultimate parent company of New Telesat, effectively representing 64% of the economic interests and 33 1/3% of the voting power, of New Telesat. PSP will in turn acquire the preferred stock described above, and equity interests effectively representing 36% of the economic interest, 66 2/3% of the voting power other than in respect of the election of directors and together with two other Canadian investors, 66 2/3% of the voting power for the election of directors of New Telesat.

If the Telesat Canada acquisition and the Skynet Transaction were to occur at the same time, then on the closing date, Holdings will redeem the principal amount of Loral Skynet’s outstanding 14% senior notes ($126 million as of June 30, 2007) and Loral Skynet will redeem its outstanding 12% preferred stock and accrued dividends thereon (approximately $238 million as of June 30, 2007), as well as pay all interest, redemption premium and any other amounts that may be due in respect of its senior notes.

If the Skynet Transaction does not close simultaneously with the Telesat Canada acquisition, Loral will in place of funding the redemption of Loral Skynet’s preferred stock and accrued dividends and interest and redemption premium on Loral Skynet’s senior notes (approximately $259 million as of June 30, 2007), make a cash equity contribution to Holdings of CAD 270.9 million (approximately $254 million based on an exchange rate of $1.00/CAD 1.0654) to acquire redeemable shares of Holdings. Upon the later closing of the Skynet Transaction, Holdings will draw upon its credit facilities to redeem the principal amount of Loral Skynet’s senior notes and the redeemable shares issued to Loral. Loral will use the proceeds from Holdings to redeem Loral Skynet’s preferred stock and pay the interest and any other amounts due under the Loral Skynet senior notes. Loral’s economic interest in Holdings would be approximately 38%, assuming an exchange rate of $1.00/CAD 1.0654, to reflect the fact that it has not contributed the Skynet assets into New Telesat, but would be adjusted to 64% upon the closing of the Skynet Transaction.

On September 5, 2007, Loral Skynet’s senior notes were redeemed (see Note 13).

Loral will have a year from the closing of the Telesat Canada acquisition to complete the Skynet Transaction. If Loral is unable to close the Skynet Transaction during that period, Loral will then be required, under the terms of its agreement with PSP, to contribute its rights to the Telstar 11N satellite as well as $175 million in cash (the “Alternative Contribution”) to New Telesat, in order to bring its economic interest in Holdings to 64%.

To the extent necessary, upon closing of the Telesat Canada acquisition, the Skynet Transaction and/or the Alternative Contribution, as the case may be, there will be an appropriate cash true-up between Loral, PSP and Holdings to reflect the amount of their relative contributions, after giving effect to among other things, the exchange rate then in effect, gains and/or losses on hedging transactions, the spending on Telstar 11N, in the event of a material adverse change to Loral Skynet’s business during the interim period, the resulting diminution in the agreed upon value of Loral Skynet, and, in the event the Alternative Contribution is effected in place of the Skynet Transaction, the extent to which the value of the Alternative Contribution, plus the CAD 270.9 million of

Loral’s equity contribution, is greater or less than the agreed upon value of the assets to be transferred in the Skynet Transaction. In July 2007, Loral increased the on-orbit insurance for Telstar 12 by $150 million to $340 million to provide it with sufficient liquidity to complete the Skynet Transaction in the event of a failure of that satellite.

Loral Skynet has adopted a retention plan for its key employees to facilitate the transition. Payments to these employees will be paid six months after the close of the Skynet Transaction. Costs relating to this plan will be borne by New Telesat.

See Note 13 for a description of certain agreements entered into by Loral Skynet on August 7, 2007 relating to the Skynet Transaction.

    Satellite Matters

Satellites are built with redundant components or additional components to provide excess performance margins to permit their continued operation in case of component failure, an event that is not uncommon in complex satellites. Twenty-one of the satellites built by SS/L and launched since 1997, three of which are owned and operated by us or Loral’s affiliates, have experienced losses of power from their solar arrays. There can be no assurance that one or more of the affected satellites will not experience additional power loss. In the event of additional power loss, the extent of the performance degradation, if any, will depend on numerous factors, including the amount of the additional power loss, the level of redundancy built into the affected satellite’s design, when in the life of the affected satellite the loss occurred, how many transponders are then in service and how they are being used. It is also possible that one or more transponders on a satellite may need to be removed from service to accommodate the power loss and to preserve full performance capabilities on the remaining transponders. During the third quarter of 2006, due to power loss caused by solar array failures, Loral Skynet removed from service through the end of life certain unutilized transponders on one of its satellites and will remove additional transponders from service on this satellite in order to maintain sufficient power to operate the remaining transponders for its specified life. As of June 30, 2007, Loral Skynet does not believe the carrying value of this satellite has been impaired. Loral Skynet will, however, continue to evaluate the impact of the power loss caused by the solar array failures. A complete or partial loss of capacity on a satellite owned by us or our affiliates could result in a loss of revenues and profits. Based upon information currently available, including design redundancies to accommodate small power losses, and that no pattern has been identified as to the timing or specific location within the solar arrays of the failures, we believe that this matter will not have a material adverse effect on our consolidated financial position or our results of operations, although no assurance can be provided.

Certain of our satellites are currently operating using back-up components because of the failure of primary components. If the back-up components fail and we are unable to restore redundancy, these satellites could lose capacity or be total losses, which would result in a loss of revenues and profits. For example, in July 2005, in the course of conducting our normal operations, we determined that the primary command receivers on two of our satellites had failed. These satellites, which are equipped with redundant command receivers designed to provide full functional capability through the full design life of the satellite, continue to function normally and service to customers has not been affected. Moreover, on one of these satellites, SS/L has successfully completed implementation of a software workaround that fully restores the redundant command receiver functionality. On the other satellite, SS/L has successfully completed implementation of an interim software workaround that partially restores the redundant command receiver functionality, and SS/L expects to implement a permanent software workaround that will fully restore the redundant command receiver functionality, although no assurance can be provided.

Two satellites owned by us have the same solar array configuration as one other 1300-class satellite manufactured by SS/L that has experienced an event with a large loss of solar power. SS/L believes that this failure is an isolated event and does not reflect a systemic problem in either the satellite design or manufacturing process. Accordingly, we do not believe that this anomaly will affect our two satellites with the same solar array configuration. The insurance coverage for these satellites, however, provides for coverage of losses due to solar array failures only in the event of a capacity loss of 75% or more for one satellite and 80% or more for the other satellite.

We currently insure the on-orbit performance of substantially all of the satellite capacity in our fleet. Typically such insurance is for a policy period of one year subject to renewal. It has been difficult, however, to obtain full insurance coverage for satellites that have, or are part of a product line of satellites that have, experienced problems in the past. Insurers have required either exclusions of certain components or have placed limitations on coverage in connection with insurance renewals for such satellites in the future. We cannot assure, upon the expiration of an insurance policy, that we will be able to renew the policy on terms acceptable to us or that we will not elect to self-insure and forego commercial insurance for the satellite. The loss of a satellite would have a material adverse effect on Loral Skynet’s financial performance and may not be adequately mitigated by insurance. In October 2006, we renewed our on-orbit performance policy under substantially the same terms as the previously expired policy.

Regulatory Matters

To prevent frequency interference, the regulatory process requires potentially lengthy and costly negotiations with third parties who operate or intend to operate satellites at or near the locations of our satellites. For example, as part of our coordination efforts on Telstar 12, we agreed to provide four 54 MHz transponders on Telstar 12 to Eutelsat for the life of the satellite and have retained risk of loss with respect to those transponders. In the event of an unrestored failure, under Loral Skynet’s related warranty obligation, Eutelsat would be entitled to compensation on contractually prescribed amounts that decline over time. We also granted Eutelsat the right to acquire, at cost, four transponders on the replacement satellite for Telstar 12. We continue to be in discussions with other operators on coordination issues. We may be required to make additional financial concessions in the future in connection with our coordination efforts. The failure to reach an appropriate arrangement with a third party having priority rights at or near one of our orbital slots may result in substantial restrictions on the use and operation of our satellite at that location.

We operate Telstar 10 and Telstar 18 pursuant to agreements with a third party that has licenses to use orbital slots controlled by China and Tonga, respectively. Although our agreements with this third party provide us with renewal rights with respect to replacement satellites, because of the control of the orbital slots by foreign governments, there can be no assurance that renewal rights will be granted. Should we be unsuccessful in obtaining renewal rights for either or both of the orbital slots, or otherwise fail to enter into agreements with the third party with respect to such replacement satellites, all revenue obtained from the affected satellite or satellites would cease and our Asian franchise would be seriously weakened.

Legal Proceedings

Informal SEC Inquiry

In June and July 2007, Loral received letters from the Staff of the Division of Enforcement of the SEC informing Loral that it is conducting an informal inquiry and requesting that Loral provide certain documents and information. Among other information requested by the SEC are documents and information relating to the redemption of the Loral Skynet Notes (see Note 9). The initial letter received by Loral advised that the informal inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred, or as an adverse reflection upon any person or security. Loral is cooperating with the SEC staff. In addition, Loral has received requests for indemnification and advancement of expenses from certain of its advisors with respect to costs they may incur as a result of compliance with SEC document requests.

Skynet Noteholders Litigation

On November 21, 2005, Loral Skynet issued $126 million principal amount of Loral Skynet Notes under the Indenture. The Loral Skynet Notes may be redeemed prior to October 15, 2009 (an “Early Redemption”) at a redemption price of 110% of the principal amount plus accrued and unpaid interest if two-thirds of the holders do not object to the redemption. On June 13, 2007, at the request of Loral Skynet, the trustee (the “Trustee”) under the Indenture issued a Notice of Provisional Redemption. The notice provided that, unless objections to the redemption from holders of more than two-thirds of the outstanding Loral Skynet Notes were received on or prior to July 12, 2007, the Loral Skynet Notes would be redeemed on September 5, 2007.

Also on June 13, 2007, GPC XLI L.L.C., Rockview Trading, Ltd., KS Capital Partners L.P., Murray Capital Management, Inc. Watershed Capital Institutional Partners L.P., Watershed Capital Partners (Offshore), Ltd. and Watershed Capital Partners L.P. (collectively, the “Skynet Noteholder Plaintiffs”) as holders of Loral Skynet Notes commenced an action in the Court of Chancery of the State of Delaware in and for the County of New Castle against Loral, Loral Skynet and the subsidiaries of Loral Skynet that are obligors under the Indenture (collectively, “Defendants”) alleging that Defendants breached the Indenture and the implied covenant of good faith and fair dealing in the Indenture and the Loral Skynet Notes.

Specifically, the Skynet Noteholder Plaintiffs’ complaint relates to the Securities Purchase Agreement, dated as of October 17, 2006, as amended and restated on February 27, 2007, between Loral and MHR Fund Management LLC (“MHR”), pursuant to which, in February 2007, funds affiliated with MHR purchased $300 million of convertible preferred stock from Loral (the “Loral Series-1 Preferred Stock”) from Loral. In that agreement, among other things, MHR also agreed to cause its affiliated funds, which collectively hold more than one-third of the outstanding Loral Skynet Notes, not to object to a proposed Early Redemption of the Loral Skynet Notes in connection with a transaction such as the Skynet Transaction. The Skynet Noteholder Plaintiffs assert that Loral bought the consent of MHR and its affiliated funds to the Early Redemption covenant by paying to MHR in excess of $8.25 million in placement and legal and advisory fees resulting in an unequal “exit consent” payment not offered to other holders and that this covenant violates an implied covenant of good faith and fair dealing that the Skynet Noteholder Plaintiffs believe the Indenture should be deemed to contain. The Skynet Noteholder Plaintiffs have proposed a number of theories of damages, including one in which they allege that the value of the Loral Skynet Notes if they are not redeemable prior to October 15, 2009 would be at least 126% of par value and that the difference between paying approximately 126% versus the proposed Early Redemption amount of 110% is an additional $20.2 million. The portion of this amount that would be applicable to Loral Skynet Notes held by holders other than affiliates of MHR is approximately $11 million, which the Skynet Noteholder Plaintiffs have described as a floor on their damage claim. The Skynet Noteholder Plaintiffs also claim to be entitled to a portion of the excess of the current value of the Loral Series-1 Preferred Stock over its cost, to the extent it constitutes a consent fee paid to MHR.

In their complaint, the Skynet Noteholder Plaintiffs are seeking (i) a declaratory judgment that Defendants violated the terms of the Indenture by paying MHR for its consent to redemption of the Loral Skynet Notes below the make-whole value and not paying equal consideration to all holders; (ii) a declaratory judgment that Defendants pay equal redemption consideration to all holders, in an amount to be determined at trial; (iii) to enjoin Defendants from consummating the Early Redemption unless equal consideration is paid to all holders for their non-objection to, and redemption of, the Loral Skynet Notes; (iv) to enjoin Defendants from counting the Loral Skynet Notes held by funds affiliated with MHR in its calculation of whether the holders constituting two-thirds of the outstanding principal amount object to the redemption, absent equal consideration to all holders for such non-objection to, and redemption of, the Loral Skynet Notes; (v) an award of damages in an amount to be determined at trial; (vi) an award of pre-judgment interest, attorneys’ fees and costs; and (vii) the grant such other relief as the court deems proper.

The Skynet Noteholder Plaintiffs also moved for a preliminary injunction and for expedited proceedings, including a hearing on their preliminary injunction motion in advance of any redemption of the Loral Skynet Notes or discharge of the Indenture. At a hearing on the Skynet Noteholder Plaintiffs’ motion to expedite proceedings held on July 16, 2007, Loral agreed to place $12 million (representing the $11 million incremental amount claimed by the Skynet Noteholder Plaintiffs in their complaint above the 110% Early Redemption amount plus an allowance for reasonable expenses) in escrow prior to the date the Indenture is discharged for the benefit of holders of Loral Skynet Notes other than funds affiliated with MHR, and the court declined to schedule a hearing on the Skynet Noteholder Plaintiffs’ motion for a preliminary injunction prior to the redemption date or any earlier discharge of the Indenture. At the hearing, the court also granted the motion for expedited proceedings and indicated that it would schedule a trial on the merits in coordination with the trial of a matter related to the Loral Series-1 Preferred Stock pending before the court and currently scheduled for trial in March 2008.

On July 12, 2007, the Trustee reported that objections to the proposed redemption had been received from holders of Loral Skynet Notes representing less than two-thirds of the outstanding Loral Skynet Notes, and, on July 16, 2007, at the request of Loral Skynet, the Trustee issued an unconditional Notice of Full Redemption. Consequently, the Loral Skynet Notes will be redeemed on September 5, 2007, and the Indenture may be discharged at any time prior to that date by deposit of the redemption price with the Trustee. As a result, Loral does not believe that the litigation filed by the Skynet Noteholder Plaintiffs will cause a delay in the redemption of the Loral Skynet Notes which would have the effect of delaying the closing of the Skynet Transaction beyond the closing of the Telesat Transaction.

On August 30, 2007, the Skynet Noteholder Plaintiffs filed a motion for a temporary restraining order to enjoin Skynet from consummating the redemption of the Loral Skynet Notes scheduled for September 5, 2007. On August 30, 2007, the court denied the motion conditioned on Loral posting the security to which it had earlier agreed. Loral funded the $12 million escrow deposit on August 31, 2007.

Although Loral believes that the September 5, 2007 Early Redemption is proper in accordance with the terms of the Indenture and intends to vigorously defend against the Skynet Noteholder Plaintiffs’ claims, the outcome of this litigation can not be determined at this time, and, as such, no liability, if any, is estimable or probable.

Reorganization Matters

Confirmation of our Plan of Reorganization was opposed by the Official Committee of Equity Security Holders (the “Equity Committee”) appointed in the Chapter 11 Cases and by the self-styled Loral Stockholders Protective Committee (“LSPC”). Shortly before the hearing to consider confirmation of the Plan of Reorganization, the Equity Committee also filed a motion seeking authority to prosecute an action on behalf of the estates of Old Loral and its Debtor Subsidiaries seeking to unwind as fraudulent, a guarantee provided by Old Loral in 2001, of certain indebtedness of Loral Orion, Inc. (the “Motion to Prosecute”). By separate Orders dated August 1, 2005, the Bankruptcy Court confirmed the Plan of Reorganization (the “Confirmation Order”) and denied the Motion to Prosecute (the “Denial Order”). On or about August 10, 2005, the LSPC appealed (the “Confirmation Appeal”) to the United States District Court for the Southern District of New York (the “District Court”) the Confirmation Order and the Denial Order. On February 3, 2006, we filed with the District Court a motion to dismiss the Confirmation Appeal. On May 26, 2006, the District Court granted our motion to dismiss the Confirmation Appeal. The LSPC subsequently filed a motion for reconsideration of such dismissal, which the District Court denied on June 14, 2006 (the “Reconsideration Order”). On or about July 12, 2006, a person purportedly affiliated with the LSPC appealed the dismissal of the Confirmation Appeal and the Reconsideration Order to the United States Court of Appeals for the Second Circuit. (the “Second Circuit Confirmation Appeal”). The Second Circuit Confirmation Appeal is currently fully briefed and is scheduled for a hearing at the end of November 2007.

In November 2005, a shareholder of Old Loral on behalf of the LSPC filed with the FCC a petition for reconsideration of the FCC’s approval of the transfer of our FCC licenses from Old Loral to New Loral in connection with the implementation of our Plan of Reorganization and a request for investigation by the FCC into the financial matters and actions of Loral (the “FCC Appeal”). In December 2005, Loral filed with the FCC its opposition to the FCC Appeal.

Other and Routine Litigation

We are subject to various other legal proceedings and claims, either asserted or unasserted, that arise in the ordinary course of business. Although the outcome of these legal proceedings and claims cannot be predicted with certainty, we do not believe that any of these other existing legal matters will have a material adverse effect on our consolidated financial statements.

12.    Related Party Transactions

Due to Related Parties

Due to related parties consists of the following (in thousands):

	June 30, 2007	December 31, 2006
Loral	$2,745	$2,832
Loral credit facility	55,500	30,083
SS/L	6,450	44

	$64,695	$32,959

13.    Subsequent Events

On October 31, 2007, Loral and PSP completed the acquisition of Telesat Canada, including the transfer of substantially all of the assets and restated liabilities of Loral Skynet (see “Telesat Canada Transaction” in Note 11).

On October 4, 2007, Loral announced that Loral Skynet, had issued a mandatory notice of redemption of all 1,187,997 of its issued and outstanding shares of Loral Skynet Preferred Stock (see Note 10). The redemption is to take place on November 5, 2007. The redemption will be conducted pursuant to the terms of Exhibit A of the Restated Certificate of Loral Skynet, and the aggregate redemption price paid for Loral Skynet Preferred Stock will be approximately $246.4 million, which includes accrued and unpaid dividends to November 5, 2007.

The Loral Skynet Notes (see Note 9) were redeemed on September 5, 2007. The redemption price was 110% of the principal amount of the Loral Skynet Notes, plus accrued and unpaid interest up to, but not including, the redemption date. The Loral Skynet Notes were refinanced with $141.05 million borrowed under an interim refinancing facility of Loral Skynet Corporation (the “Loral Skynet Bonds Interim Refinancing Facility”). The Loral Skynet Bonds Interim Refinancing Facility bears interest at an annual rate of 4.1% and matures at the earlier of the transfer of all or substantially all of Loral Skynet’s assets in connection with the Telesat Transaction or December 17, 2007.

On August 7, 2007, Loral and Loral Skynet entered into a number of definitive agreements:

Asset Transfer Agreement—Loral, Loral Skynet and Holdings entered into an Asset Transfer Agreement providing for the transfer to Holdings of substantially all of the assets of Loral Skynet and for Holdings’ assumption of the principal amount of Loral Skynet’s senior secured debt and substantially all of its liabilities relating to the transferred assets. The assets to be transferred consist principally of Loral Skynet’s fixed satellite services and network services assets, with the exception of certain excluded assets, and the shares of subsidiaries, including all of the issued and outstanding shares of Skynet Satellite Corporation, the purchaser under the Asset Purchase Agreement described below. The Asset Transfer Agreement provides for Holdings to issue shares to Loral Skynet representing 64% of the economic interests and 33 1/3% of the voting power of Holdings and, together with the related Ancillary Agreement described below, provides for the adjustment of the purchase price thereunder. The Asset Transfer Agreement contains customary representations and warranties of the parties, based on those provided in the Telesat SPA, and an indemnity in favor of Holdings for losses resulting from a breach of representations, warranties or covenants, as well as against excluded liabilities not assumed by Holdings. Loral Skynet’s obligation to indemnify Holdings is subject to minimum thresholds of $8.4 million and $42.0 million for losses relating to representations and warranties made on the signing and closing of the Asset Transfer Agreement, respectively, and a cap of $83.9 million. The indemnification thresholds and cap are not applicable to breaches of certain specified representations and warranties and are subject to reduction based on adjustments made, if any, to the purchase price. Loral has guaranteed all of Loral Skynet’s obligations under the Asset Transfer Agreement.

Prior to the closing under the Asset Transfer Agreement, the Loral Skynet Bonds Interim Refinancing Facility will be repaid and the Loral Skynet Preferred Stock will have been called for redemption and the redemption price therefore will have been deposited with the redemption agent. The closing under the Asset Transfer Agreement is also conditioned upon the simultaneous or prior consummation of the Telesat Transaction, FCC approval and customary closing conditions. Absent any material default or breach on the part of the terminating party, the Asset Transfer Agreement may be terminated by Loral Skynet or Holdings if the closing does not occur within one year from the Telesat Transaction.

Asset Purchase Agreement—In connection with the Asset Transfer Agreement, Loral, Loral Skynet and Skynet Satellite Corporation entered into a related Asset Purchase Agreement providing for Skynet Satellite Corporation to purchase, immediately following its acquisition by Holdings, certain Loral Skynet assets, including real property, FCC licenses and rights to certain vendor and customer contracts (the “Purchased Property”) and to assume certain liabilities of Loral Skynet for a purchase price of $25.5 million, payable in marketable securities. Loral has guaranteed all of Loral Skynet’s obligations under the Asset Purchase Agreement. The closing of the transactions contemplated by the Asset Transfer Agreement is a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement, and this agreement will automatically terminate upon the termination of the Asset Transfer Agreement.

Ancillary Agreement—The Ancillary Agreement among Loral, Loral Skynet, PSP, Holdings and a subsidiary of Holdings provides, among other things, for the settlement of payments by and among the parties in connection with these transactions. The Ancillary Agreement gives effect to the intention of the parties that, absent a material adverse change in the Skynet business between September 30, 2006 and the closing date under the Asset Transfer Agreement and the Asset Purchase Agreement, the Skynet assets to be transferred pursuant to those agreements, will be valued at approximately $839 million. The Ancillary Agreement also accounts for, among other things, changes in the exchange rates, gains and losses on hedging transactions, accrued interest and dividends, and tax effects, and provides for a downward adjustment in the Skynet valuation and a corresponding cash payment by Loral in the event of a material adverse change in the Skynet business.

Alternative Subscription Agreement—To provide for the possibility that the closing under the Asset Transfer Agreement does not occur simultaneously with the Telesat Transaction, Loral, Loral Skynet and Holdings have entered into the Alternative Subscription Agreement, which provides for the contributions to be made by Loral to Holdings in that event and for its resulting economic interest and voting power in Holdings. In that event, on the date of the Telesat Transaction, Loral or a wholly owned subsidiary will purchase Holdings redeemable shares for CAD 270,900,000, which will be redeemed by Holdings at the Skynet Transaction. If the closing under the Asset Transfer Agreement has not occurred by the first anniversary of the Telesat Transaction, Loral will pay an additional $175 million and will transfer all of its rights to its contract for the construction of a satellite known as Telstar 11N to Holdings, in exchange for additional Holdings shares. If the value of the aggregate contributions made by Loral is less than the amount necessary to bring Loral’s equity interest in Holdings to 64%, Loral shall be required to use commercially reasonable efforts to acquire the funds necessary to enable it to make an equity contribution to Holdings equal to such difference. If the value of Loral’s aggregate contributions are greater than the required amount, Loral shall be entitled to a refund from Holdings.

Upon the consummation of the Telesat Transaction and Skynet Transaction, Loral will indirectly own a 33 1/3% voting interest and a 64% economic equity interest in Telesat. The Telesat SPA provides that BCE may terminate its obligations thereunder on October 11, 2007 (being the date that is nine months following the filing of the application for approval of the Telesat acquisition with Industry Canada) if through no fault of BCE or Telesat, Industry Canada’s approval to the transactions contemplated under the Telesat SPA has not been obtained by such date, and further provides that if BCE terminates the Telesat SPA after December 16, 2007, it will under certain circumstances be entitled to a reverse break-up fee of CAD 65 million from Acquireco, which break-up fee has been guaranteed 64% and 36% by Loral and PSP, respectively. The principal conditions to the closing of the Telesat and Skynet transactions remaining to be satisfied are the approval of the U.S. FCC and of Industry Canada, which we understand is consulting with another Canadian regulatory body, the Canadian Radio-television and Telecommunications Commission before making its final decision regarding approval.